FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of August 31,1999 is among FUSION NETWORKS, INC., a Delaware corporation ("Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated August 18, 1999 (the "Agreement"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement in the following respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

     1. Amendment of Section 1.6. Section 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "SECTION 1.6 Directors. The directors of Fusion immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified."

     2. Amendment to Section 2.1(c). Section 2.1 of the Agreement is amended to reflect a 1,000-for-1 stock split implemented by Fusion subsequent to the date of the Agreement and the reference appearing therein to the right to receive "17,733.333" fully paid and non-assessable shares is hereby deleted and replaced with "17.733."

     3.  Amendment to Sections  6.1(c) and 6.4.  Sections  6.1(c) and 6.4 of the
Agreement are amended to add the following language at the end of those provisions:

     "Notwithstanding the requirement that IDM submit each of the Action Items to its stockholders for approval at the Parent Stockholder Meeting, IDM, as the sole stockholder of Parent prior to the Effective Date, may, at its discretion, approve and carry out the Action Items referred to in Section 6.4(iii), (iv) and (v) prior to the Parent Stockholder Meeting without submitting the same to a vote of the IDM stockholders."

     4. New Section 6.16. The Agreement is amended to add new Section 6.16 which shall read in full as follows:

     "SECTION 6.16 Assumption of Warrants and Options.

          (a) At the Effective Time, the Parent shall assume all obligations (a) under the 1993 Plan, the 1995 Plan and the 1998 Plan of IDM, as described in Section 4.2(a) (collectively, the "IDM Option Plans") and (b) under each of the outstanding Other Derivative Securities of IDM as described in
     Section 4.2(a). At the Effective Time, each outstanding option under the IDM Plans and Other Derivative Securities to purchase shares of IDM Common Stock, whether vested or unvested, shall be deemed to constitute an option, warrant or derivative security to acquire, on the same terms and conditions as were applicable under the IDM Option Plans or the Other Derivative Securities the same number of shares of Parent Common Stock as the holder of such options or derivative securities would have been entitled to receive pursuant to the Merger had such holder exercised such option or derivative security in full immediately prior to the Effective Time (rounded


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     downward  to the  nearest  whole  number),  at a price per  share  (rounded downward to the nearest whole cent) equal to (y) the aggregate price payable for the shares of IDM Common Stock purchasable pursuant to such options or derivative securities immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such options or derivative securities in accordance with the foregoing.

          (b) At the Effective Time, the Parent shall assume all obligations under each warrant issued by Fusion (the "Fusion Warrants") on or before the Effective Time pursuant to Fusion's ongoing capital raising efforts, as permitted by Section 5.1(b) of the Agreement. At the Effective Time, each outstanding Fusion Warrant to purchase shares of Fusion Common Stock shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under the Fusion Warrants, the same number of shares of Parent Common Stock as the holder of such Fusion Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share
     (rounded downward to the nearest whole cent) equal to (y) the aggregate price payable for the shares of Fusion Common Stock purchasable pursuant to the Fusion Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to the Fusion Warrants in accordance with the foregoing.

     5. Amendment of Section 7.1(a). The reference in Section 7.1(a) of the Agreement to the "unanimous vote of the stockholders of Fusion" is hereby deleted and replaced with "majority vote of the stockholders of Fusion."

     6. Ratification of Remaining Terms. Except as amended hereby, all other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf on the day and year first above written.

IDM ENVIRONMENTAL CORP.                        IDM/FNI ACQUISITION CORPORATION


By:   /S/ JOEL FREEDMAN                  By: /S/ JOEL FREEDMAN
     ------------------------               --------------------------
Name: Joel Freedman                      Name: Joel Freedman
Title:President and                      Title:President and
      Chief Executive Officer                  Chief Executive Officer


IDM/FUSION HOLDINGS, INC.                      FUSION NETWORKS, INC.


By:   /S/ JOEL FREEDMAN                  By: /S/ HERNANDO BAHAMON
     ------------------------                -------------------------
Name: Joel Freedman                      Name: Hernando Bahamon
Title:President and                      Title:President and
      Chief Executive Officer                  Chief Executive Officer